Exhibit 23.4

Date: December 16, 2020

PowerSchool

150 Parkshore Dr.

Folsom, CA 95630

Dear Sirs or Madams:

We, Frost & Sullivan of 3211 Scott Blvd, #203, Santa Clara, California, 95054, hereby consent to the filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “S-1”), and any amendments thereto, of PowerSchool, and any related prospectuses of (i) our name and all references thereto, (ii) all references to our preparation of an independent overview of the “Market Sizing Assessment for the Education Technology Software Market” (the “Industry Report”), and (iii) the statement(s) set out in the Schedule hereto. We also hereby consent to the filing of this letter as an exhibit to the S-1.

We further consent to the reference to our firm, under the caption “Market Opportunity” in the S-1, as acting in the capacity of an expert in relation to the preparation of the Industry Report and the matters discussed therein.

Regards,

/s/ Debbie Wong
Name: Debbie Wong
Designation: Vice President
For and on behalf of
Frost & Sullivan

SCHEDULE

•	Based on analysis by Frost & Sullivan, we estimate the global total available market for PowerSchool’s current set of solutions to be approximately $25 billion.

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